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                                                                    Exhibit 99.1


CONTACT:                                                   FOR IMMEDIATE RELEASE
Robert M. Wilson
(937) 859-7122, x2264

George F. Sweeney
George F. Sweeney & Co./NY
(914) 96707575

              ROBERDS, INC. TO CLOSE TAMPA AND CINCINNATI MARKETS
                       AND FILE FOR BANKRUPTCY PROTECTION

DAYTON, OH, January 18, 2000 - Roberds, Inc. ("NASDAQ:RBDS") announced the closing of all eight of its stores and its distribution center in the Tampa, Florida market, and its single store in the Cincinnati, Ohio market. Roberds will engage an inventory liquidator to sell the inventory in both the Tampa and Cincinnati markets. That sale is expected to begin within the next two weeks, and conclude within 90 days.
         Roberds also announced that it will be seeking protection under Chapter 11 of the United States Bankruptcy laws. A petition is expected to be filed in the Southern District of Ohio on January 19, 2000.
         Roberds employs approximately 370 people in the Tampa market and 160 in the Cincinnati store. The employees in those markets will be dismissed as the business activity winds down. Some of the employees will be involved in the liquidation sales.
         The withdrawal from the Cincinnati market will cause a reduction of employment in the Company's Fairborn, Ohio distribution center. It has not yet been determined how many people will be affected in Fairborn.
         Roberds also announced the sale of its Buckhead, Atlanta, Georgia store. The property has been listed for sale with Tramell Crow Company, Atlanta, Georgia. The Buckhead store is expected to continue to operate until a buyer for the property is identified and under contract. At that time, the Buckhead store will cease business and the employees will be absorbed into other Roberds stores in Atlanta.
         "We have made numerous efforts to save Roberds," said Melvin H. Baskin, chief executive officer, "but during a 21 month period, from January 1998 through September 1999, we lost $21 million, or an average of $1 million each month. No company can sustain these losses for an extended period of time.
         "The first-half of 1999 showed some improvement for Roberds, but we suffered a $3.3 million loss in the third quarter, compared to $1.2 million during the same period in 1998.
         "It finally became a matter of company survival in a very competitive industry," said Mr. Baskin. "The actions that we have announced today have been very difficult, as they affect many outstanding, dedicated employees and their families. While these actions are regretful, they were necessary to again become competitive and continue operations. Our emphasis will be on providing our customers with the very best service and product value available to them in this industry."
         The Company will apply to the bankruptcy court for authority to honor all customer deposits and warranty obligations. The Company expects no interruption in its day-to-day business


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in Dayton or Atlanta. The Company expects to continue to make regular payments to its employees for payroll and payroll-related items.
         Roberds, Inc., which reported sales of $287 million in 1999, is a major retailer of name brand home furnishings products, including furniture, bedding, major appliances and consumer electronics. Roberds, with a total of 24 stores in four marketing areas, operates 23 large format superstores: six in the greater Dayton, Ohio area; nine in greater Atlanta, Georgia; and eight in greater Tampa, Florida; and a single megastore in Cincinnati, Ohio with 250,000 square feet of selling space. Roberds has 1,800,000 square feet of selling space and 1,122,000 square feet of warehouse space.